Exhibit 99.1

COMPANY CONTACT:

Steve P. Loomis, Chief Financial Officer

sloomis@cardiodynamics.com

800-778-4825 Ext. 1015

CardioDynamics Receives Nasdaq Letter of

Non-Compliance with Minimum Bid Price Requirement

Reverse Stock Split Proposal to Remedy

SAN DIEGO, CA—April 18, 2008—CardioDynamics International Corporation (Nasdaq: CDIC), the innovator and leader of impedance cardiography (ICG) technology, today announced that, as anticipated, it received a Nasdaq Staff Deficiency Letter on April 15, 2008, from the Listing Qualifications Department indicating that the Company’s common stock continues not to meet the $1.00 minimum bid requirement set forth in Marketplace Rule 4310(c)(4).

The current Nasdaq letter follows the previously-reported receipt of a letter from Nasdaq, on April 18, 2007, noting non-compliance with the minimum bid price requirement set forth in Marketplace Rule 4450(a)(5) and transfer of the Company’s common stock from the Nasdaq Global Market on October 25, 2007. Upon transfer to the Nasdaq Capital Market, the Company was provided a second 180 calendar days, until April 15, 2008, to regain compliance with the $1.00 minimum bid requirement while listed on the Nasdaq Capital Market.

In anticipation that it would be unable to achieve the minimum bid price requirement by April 15, 2008, the Company filed definitive proxy material on March 27, 2008, containing a proposal to effect a one for seven reverse stock split of the shares of its common stock to reduce the number of outstanding shares with the expectation that each share will trade at a higher price and therefore allow the Company to regain compliance and remain listed on the Nasdaq Capital Market. The proposal is subject to shareholder approval and is expected to become affective shortly after the Company’s annual meeting of shareholders scheduled to be held on May 8, 2008.

Michael K. Perry, CardioDynamics Chief Executive Officer, stated, “We look forward to completing the reverse split process and maintaining our Nasdaq listing. We are in the midst of a positive turnaround in the business with five consecutive quarters of revenue growth and most recently, achieved 22% growth in our first quarter, 2008. We believe that the capital structure, post-reverse split, will be more attractive to potential investors considering the revenue growth we are experiencing, international sales momentum, new partnership development and intense focus on achieving positive operating cash flow by the fourth quarter, 2008.”

About CardioDynamics:

CardioDynamics, the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography. The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and medical device electrodes. The Company’s ICG Systems are being used by physicians around the world to help battle the number one killer of men and women—cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company’s Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement:

Except for historical and factual information contained herein, this press release contains forward-looking statements, including the Company’s ability to regain compliance with Nasdaq listing standards and remain listed on Nasdaq, continuation of positive business turnaround, attractiveness to potential investors, and achievement of positive operating cash flow, the accuracy of which is necessarily subject to uncertainties and risks including the requirement for shareholder approval of the reverse split proposal, the Company’s primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company’s filings with the SEC, including its 2007 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.